UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 30, 2025

STEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39455	85-1972187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Post Oak Boulevard, Suite 560, Houston, Texas 77056

(Address of principal executive offices including zip code)

1-877-374-7836

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	STEM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On July 2, 2025, Stem, Inc. (the “Company”) announced that Mr. Doran Hole will be stepping down as Chief Financial Officer and EVP of the Company, effective July 17, 2025. Mr. Hole will serve as an advisor to the Company from July 17, 2025 through July 31, 2025 (the “Transition Period”) in order to facilitate an orderly transition. The Company and Mr. Hole are negotiating a separation agreement, as well as an advisory agreement for his service as during the Transition Period. Upon the execution of such agreements, the Company will file an amendment to this report.

(c)

In addition, on June 30, 2025, the Board of Directors of the Company appointed Mr. Brian Musfeldt, age 51, as the Company’s Chief Financial Officer, effective July 17, 2025. From June 2023 to July 2025, he served as CFO of ikeGPS, a platform technology company supporting above ground grid resiliency and capacity expansion for utilities. Prior to that, he served as Chief Financial Officer of Also Energy, Inc. (which Stem acquired in February 2022), from November 2017 to June, 2023. Musfeldt also held CFO roles at Connect First, Inc., a provider of cloud-based contact center software solutions, from February 2015 to November 2017; and MST Global Inc., an industrial network and software provider for mining, and other critical infrastructure companies, from November 2011 to February 2015. Musfeldt began his career as a certified public accountant, with six years at KPMG / Arthur Anderson as an audit manager focused on the high-tech and manufacturing sectors. Mr. Musfeldt earned a Bachelor of Business Administration degree in accounting in 1996 from Colorado State University and a Masters of Business Administration in 2012 from the same institution.

In connection with his appointment, Mr. Musfeldt has entered into the Company’s standard form of Executive Employment Agreement (the “Agreement”), a copy of which was previously filed with the SEC as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”). Under the Agreement, Mr. Musfeldt will receive an annual base salary of $400,000, less applicable taxes, payroll deductions and withholdings. In connection with his appointment, he will also receive (a) a sign-on cash bonus of $50,000, less applicable taxes, payroll deductions and withholdings; (b) a sign-on long-term incentive equity award of (i) 5,000 restricted stock units (“RSUs”), which will vest 100% on August 7, 2027, subject to his continued employment with the Company on such date; (ii) 1,250 performance-based restricted stock units (“PSUs”), which will vest ratably over three years subject to achievement of performance metrics as set forth in the award agreement governing their grant; and (iii) 1,250,000 stock options, which will vest 100% on August 7, 2027, subject to his continued employment with the Company on such date; and (c) an initial long-term incentive equity award of 22,000 shares of Company common stock, in the form of 11,000 RSUs; 5,500 PSUs, and 5,500 stock options, with such PSUs, RSUs and options vesting ratably over three years, subject to Mr. Musfeldt’s continued employment with the Company through the applicable vesting dates. Such PSUs will also be subject to achievement of performance metrics as set forth in the award agreement governing their grant. In addition, Mr. Musfeldt will be eligible to receive a cash incentive award under the Company’s annual incentive plan with a target bonus opportunity of 75% of his annual base salary (to be prorated for his partial year of service in 2025). He will also be entitled to certain severance and change-in-control benefits, as set forth in the Agreement.

Mr. Musfeldt is expected to enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.10 to the Company’s 2021 Form 10-K, pursuant to which the Company may be required, among other things, to indemnify him for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of his service as an officer of the Company.

There is no arrangement or understanding between Mr. Musfeldt and any other person pursuant to which he was appointed as an officer of the Company. Mr. Musfeldt has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. In addition, he is not party to any transaction required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On July 2, 2025, the Company issued a press release announcing the leadership change described above. A copy of the press release is furnished as Exhibit 99 to this Current Report on Form 8-K and incorporated into this Section 7.01 by reference.

The information in this Item 7.01 (including Exhibit 99) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this report:

Exhibit No.	Description

99	Stem, Inc. Press Release dated July 2, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEM, INC.

Date: July 2, 2025	By:	/s/ Saul R. Laureles
		Name:	Saul R. Laureles
		Title:	Chief Legal Officer and Corporate Secretary